Exhibit 4.3

Execution Copy

ENTERTAINMENT PROPERTIES TRUST

PLEDGE AND SECURITY AGREEMENT

THIS AGREEMENT is made as of March 4, 2010

TO:	ROYAL BANK OF CANADA, as Administrative Agent for the benefit of the Secured Creditors (together with its successors and assigns, the “Administrative Agent”);

GRANTED BY:	ENTERTAINMENT PROPERTIES TRUST, in its own capacity (together with its successors and assigns, the “Grantor”);

RECITALS:

A. The Administrative Agent and the Lenders have agreed to make certain credit facilities available to EPR Metropolis Trust and YongeDundas Signage Trust (the “Borrowers”) on the terms and conditions contained in the Credit Agreement;

B. As a condition precedent to the extension of credit to the Borrowers under the Credit Agreement, the Grantor has entered into a guarantee (the “Guarantee”) in favour of the Administrative Agent guaranteeing, among other things, the payment and performance of all present and future debts, liabilities and obligations of the Borrowers pursuant to the Credit Agreement and the other Credit Documents; and

C. As security for the fulfilment of all of the Secured Obligations, the Grantor wishes to grant a security interest in the Pledged Property and any and all proceeds therefrom in favour of the Administrative Agent for and on behalf of the Secured Creditors.

NOW THEREFORE, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1	Defined Statutory Terms

Unless the context otherwise requires or unless otherwise specified, all the terms used in this Agreement without initial capitals, which are defined in the PPSA (as defined below) or the STA (as defined below), have the same meanings in this Agreement as in the PPSA or the STA, as applicable.

1.2	Definitions

Wherever used in this Agreement (including in the recitals hereto), all capitalized terms used and not defined have the meanings ascribed to them in the Credit Agreement and the following words and terms have the meanings set out below:

“Control Agreement” means any present or future agreement or agreements entered into by the Grantor, the Administrative Agent and the applicable issuer, securities intermediary or futures intermediary, whereby the parties intend for the Administrative Agent to obtain control of Pledged Securities;

“Credit Agreement” means the credit agreement dated as of March 4, 2010 between, among others, the Grantor, as Parent Guarantor, the Borrowers, as Borrowers and Guarantors, Metropolis Entertainment Holdings Inc., as Credit Party, the financial institutions named therein, as Lenders and Royal Bank of Canada, as Administrative Agent, as the same may be amended, modified, extended, renewed, restated, supplemented or refinanced from time to time;

“Event of Default” means, as applicable, an “Event of Default” as defined in the Credit Agreement or an “Event of Default” as defined in the RBC LC Documents;

“Expenses” has the meaning specified in Section 3.1(b);

“Issuers” means the those issuers listed on Schedule 1.1;

“Lien” means any lien, mortgage, hypothec, pledge, assignment, security interest, charge or encumbrance of any kind and any option, trust or other preferential arrangement having the practical effect of any of the foregoing which secures payment or performance of an obligation;

“Pledged Indebtedness” means (i) any Intercompany Subordinated Indebtedness (certificated or uncertificated), including the Intercompany Subordinated Indebtedness set out on Schedule 1.2, as such schedule may be amended or replaced from time to time; and (ii) all Proceeds therefrom and all interest, dividends, distributions, income or revenue thereon and therefrom, including personal property in any form derived directly or indirectly from any dealing with such property or proceeds therefrom, and any payment as indemnity or compensation for loss or damage to such property or any right to such payment, and any payment made in total or partial discharge or redemption of such property;

“Pledged Property” means the Pledged Securities and the Pledged Indebtedness, collectively;

“Pledged Securities” means (i) all Securities now or in the future held, at any time or from time to time, by the Grantor of the Issuers set out on Schedule 1.1, as such schedule may be amended or replaced from time to time, including all warrants, options and other similar instruments relating to such Securities and any substitutions, additions and proceeds arising out of any consolidation, subdivision, reclassification, conversion, distribution or similar increase or decrease in or alteration of the capital of such Persons or any other event and any Securities acquired pursuant to the exercise of a right or offer granted or made by the Grantor to the extent that any such right or offer arises out of the ownership of any Securities in the capital of such Persons; and (ii) all Proceeds therefrom and all interest, distributions, income or revenue thereon and therefrom, including personal property in any form derived directly or indirectly from any dealing with such property or proceeds therefrom, and any payment as indemnity or compensation for loss or damage to such property or any right to such payment, and any payment made in total or partial discharge or redemption of such property;

“PPSA” means the Personal Property Security Act, R.S.O. 1990, c.P.10;

“Proceeds” means all proceeds and personal property in any form derived directly or indirectly from any dealing with all or any part of the Pledged Property, and proceeds of proceeds and any part of any such proceeds;

“Secured Obligations” has the meaning specified in Section 3.1(a);

“Securities” means (i) “securities” within the meaning of the STA; and (ii) any other shares, interests, units or other similar investments;

“Securities Account” means all of the present or future securities accounts maintained for the Grantor by a securities intermediary, including all of the financial assets credited to such securities accounts, all related securities entitlements and the agreements between the Grantor and the securities intermediary governing such securities accounts;

“Security Interest” means the security interest granted under Section 2.1; and “STA” means the Securities Transfer Act, 2006, S.O. 2006, c. 8.

1.3	Certain Rules of Interpretation

In this Agreement:

(a)	Governing Law — This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where property or assets of the Grantor may be found.

(b)	Headings — Headings of Articles and Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(c)	Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation.”

(d)	No Strict Construction — The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)	Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)	Severability — If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

(g)	Statutory References — A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation or, in each case, any provision thereof

(h)	Time — Time is of the essence in the performance of the parties’ respective obligations.

(i)	References to Agreements — The term “this Agreement” refers to this Agreement including all schedules, amendments, supplements, extensions, renewals, replacements, novations or restatements from time to time, in each case as permitted, and references to “Articles” or “Sections” means the specified Articles or Sections of this Agreement.

(j)	Paramountcy — Except as otherwise specifically provided in this Agreement, in the event of any conflict or inconsistency between a term or provision of this Agreement and a term or provision of the Credit Agreement, the provisions of the Credit Agreement shall govern and prevail to the extent required to resolve the conflict or inconsistency and to the extent necessary to preserve the rights of the Secured Creditors in the Pledged Property. Any right or remedy in this Agreement which may be in addition to the rights and remedies contained in the Credit Agreement shall not constitute a conflict, inconsistency, ambiguity or difference.

1.4	Entire Agreement

This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement between the parties and set out all the covenants, promises, warranties, representations, conditions, understandings and agreements between the parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no covenants, promises, warranties, representations, conditions, understandings or other agreements, oral or written, express, implied or collateral between the parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement, the Credit Agreement and the other Credit Documents.

1.5	Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description
1.1	Issuers

1.2	Pledged Indebtedness

4.1(c)	Pledged Securities

ARTICLE 2

SECURITY INTERESTS

2.1	Security Interest

As continuing security for the payment and the performance of the Secured Obligations of the Grantor, the Grantor grants to the Administrative Agent for and on behalf of the Secured Creditors, a first continuing, specific and fixed security interest (the “Security Interest”) in all of the Grantor’s Pledged Property.

2.2	Fixed Nature of Security Interests

The Security Interest is intended to operate as a fixed and specific charge of all of the Pledged Property presently existing, and with respect to all future Pledged Property, to operate as a fixed and specific charge of such future Pledged Property.

2.3	Attachment

The Grantor acknowledges that value has been given and it has rights in the Pledged Property. The Security Interest of the Grantor is intended to attach, as to all of the Pledged Property, upon the execution by the Grantor of this Agreement.

2.4	Pledged Property

The Grantor hereby delivers to and deposits with the Administrative Agent all security or other certificates evidencing the Pledged Property held by the Grantor together with all other necessary documents and effective endorsements to enable the Administrative Agent or its agent or nominee, as the Administrative Agent may direct, to be registered as the owner of and to transfer or sell or cause to be transferred or sold the Pledged Property upon any enforcement of the Administrative Agent’s rights and remedies. If the Grantor acquires any security certificates evidencing the Pledged Property held by the Grantor after the date of this Agreement, the Grantor shall as soon as practicable deliver and deposit all such security certificates to the Administrative Agent, its agent or nominee, together with all other necessary documents and effective endorsements to enable the Administrative Agent or its agent or nominee to be registered as the owner of and to transfer or sell or cause to be transferred or sold such Pledged Property upon any enforcement of the Administrative Agent’s rights and remedies. To the extent that any of the Pledged Securities are uncertificated Securities registered in the name of the Grantor or its nominee or agent, the Grantor shall immediately:

(a)	cause the issuer of the Pledged Securities to register the Administrative Agent or its agent or nominee, as the Administrative Agent may direct, as the registered owner of such Pledged Securities; or

(b)	deliver to the Administrative Agent an irrevocable agreement of the issuer of such Pledged Securities satisfactory to the Administrative Agent that the issuer will comply with instructions that are originated by the Administrative Agent without the further consent of the Grantor.

Notwithstanding the foregoing, the Administrative Agent may, following an Event of Default that is continuing, require that the Pledged Securities be registered in the name of the Administrative Agent or as the Administrative Agent may direct.

ARTICLE 3

OBLIGATIONS SECURED

3.1	Secured Obligations

The Security Interest constitutes and will constitute continuing security for payment and performance of:

(a)	all debts, liabilities and obligations, present or future, direct or indirect, absolute or contingent, matured or unmatured, at any time or from time to time due or accruing due and owing by or otherwise payable by the Grantor to the Secured Creditors, or any one or more of them, in any currency, under, in connection with or pursuant to the Credit Agreement and any other of the Credit Documents to which the Grantor is a party, and whether incurred by the Grantor alone or jointly with another or others and whether as principal, guarantor or surety (collectively, and together with the Expenses, the “Secured Obligations”); and

(b)	all reasonable out-of-pocket expenses, costs and charges incurred by or on behalf of the Secured Creditors in connection with this Agreement, the Security Interest or the Pledged Property, including all reasonable legal fees and all court costs, receiver’s or agent’s remuneration and other reasonable out-of-pocket expenses of taking possession of, repairing, protecting, insuring, preparing for disposition, realizing, collecting, selling, transferring, delivering or obtaining payment for the Pledged Property, and of taking, defending or participating in any action or proceeding in connection with any of the foregoing matters or otherwise in connection with the Secured Creditors’ interest in any Pledged Property except to the extent such claim, liability or expense is found in a final judgment by a court of competent jurisdiction to have resulted from such Secured Creditor’s gross negligence, willful misconduct, bad faith or material breach of this Agreement (collectively, the “Expenses”).

ARTICLE 4

GRANTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1	Representations and Warranties

The Grantor represents and warrants to the Administrative Agent and each other Secured Creditor the matters set out below:

(a)	Place of Business of Grantor — The following is the Grantor’s place of business, chief executive office and registered or head office:

(i)	30 Pershing Road, Suite 201
Kansas City, MO 64108
U.S.A.

(b)	No Other Corporate Names or Styles — It does not carry on business under or use any name or style other than the names specified in the signature page of this Agreement, including any names in the French language.

(c)	Ownership of Pledged Property -

(i)	Schedule 1.2 sets forth all the Pledged Indebtedness of the Grantor;

(ii)	Schedule 4.1(c) sets forth all the Pledged Securities owned by the Grantor and such Pledged Securities constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective Issuers thereof indicated on such Schedule 4.1(c);

(iii)	The Grantor is the registered and beneficial owner of, and has good title to, the Pledged Property held by the Grantor, subject only to the Security Interest;

(iv)	The Pledged Securities represent all of the issued and outstanding securities of the Issuers held by the Grantor as of the date of this Agreement;

(v)	The Grantor has not granted nor has it agreed to grant a Lien (other than pursuant to the Credit Documents) in or any right to acquire an interest in any of the Pledged Property;

(vi)	None of the rights of the Grantor arising as the legal and beneficial owner of the Pledged Property held by the Grantor have been surrendered, cancelled or terminated;

(vii)	There is no default or dispute existing in respect of the Pledged Property; and

(viii)	All of the Pledged Securities are certificated and the partnership agreement, articles of association or other constating documents, as applicable, of each Issuer that is a partnership or limited liability company expressly states that the Pledged Securities thereof are “securities” for the purposes of the STA.

(d)	The jurisdiction, registered and head offices of the Issuers are as set forth in Schedule 1.1; and

(e)	The Grantor has not given its consent to any agreement whereby any of the Issuers agree to comply with instructions that are originated by any Person other than the Grantor in respect of any Pledged Securities that constitute uncertificated Securities, other than any such consents given by the Grantor relating to agreements for instructions to be originated by the Administrative Agent.

All representations and warranties of the Grantor made in this Agreement or in any certificate or other document delivered by or on behalf of the Grantor to or for the benefit of the Administrative Agent are material, shall survive and shall not merge upon the execution and delivery of this Agreement and shall continue in full force and effect. The Administrative Agent shall be deemed to have relied upon such representations and warranties notwithstanding any investigation made or lack thereof by or on behalf of the Administrative Agent at any time.

4.2	Covenants

The Grantor covenants and agrees that:

(a)	Notification to Administrative Agent of Claims and Liens — It shall as soon as practicable notify the Administrative Agent of any claim or Lien made or asserted against any of the Pledged Property and the Grantor shall, at its own expense, defend the Pledged Property against any and all such claims or Liens (other than as permitted pursuant to the Credit Documents), including any adverse claim as defined in the STA, and against any and all such suits, actions or proceedings;

(b)	Delivery of Documents — It shall deliver to the Administrative Agent as soon as practicable upon request:

(i)	Documents — any certificated Securities to be pledged pursuant to this Agreement and any certificates evidencing Pledged Indebtedness, and upon such delivery, where applicable, duly endorse the same for transfer in blank or as the Administrative Agent may direct; and

(ii)	Other Information — such information concerning the Pledged Property, as the Administrative Agent may reasonably request;

(c)

Changes and Other Names — It shall not (i) change its name as it appears in official filings in the jurisdiction of its organization; (ii) change its registered office, head office, chief executive office, principal place of business or corporate offices, or the location of its books and records; (iii) change the type of entity that it is; (iv) change its jurisdiction of incorporation or organization in each case, (a) without providing the Administrative Agent with 30 days prior notice thereof; and (b) registering such financing change statements or additional financing statements and executing such further and other documents and taking such further and other actions as may be necessary to ensure the continued validity and perfection of the Security Interest under applicable personal property and real property security laws, in each case, as agreed to by Counsel to the Administrative Agent;

(d)	No Fraudulent Activity — it does not engage in and will not engage in any type of fraudulent activity;

(e)	No Affecting the Security — It shall not do, permit or suffer to be done anything to adversely affect the ranking, validity or perfection of the Security Interest; and

(f)	Investment Property —

(i)	Additional Certificates — If the Grantor shall become entitled to receive or shall receive any security certificate, option or right in respect of the Pledged Property, the Grantor shall accept such security certificates as the Administrative Agent’s agent, hold such security certificates, option or right in trust for the Administrative Agent and immediately deliver them to the Administrative Agent (or to the Administrative Agent’s agent or nominee, as the Administrative Agent may direct) in the exact form received, together with the documents and effective endorsements to enable the Administrative Agent or its nominee to be registered as owner, to be held by the Administrative Agent as additional security for the Secured Obligations. Upon the occurrence of an Event of Default which is continuing, any sums paid in respect of the Pledged Property upon the liquidation or dissolution of the Issuers shall forthwith be paid to the Administrative Agent to be held by it as part of the Pledged Property. Upon the occurrence of an Event of Default which is continuing, any distribution of capital made in respect of the Pledged Property or any property distributed with respect to the Pledged Property pursuant to the recapitalization, reclassification or reorganization of the capital of the Issuers, the property so distributed shall forthwith be delivered to the Administrative Agent or its agent or nominee as the Administrative Agent may direct to be held by it as part of the Pledged Property. Upon the occurrence of an Event of Default which is continuing, if any money or property paid or distributed in respect of the Pledged Property shall be received by the Grantor, the Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold the money or property in trust for the Administrative Agent, segregated from other funds of the Grantor, as part of the Pledged Property;

(ii)	Issuance of Additional Securities — It shall not permit any issuance of additional Securities in the capital of the Issuers unless all such additional Securities are, immediately upon their issuance, pledged with a first priority security interest in favour of the Administrative Agent and the Grantor does, or causes to be done, all such acts and things and provides such agreements, instruments and documents necessary for the Administrative Agent to obtain control of such additional Securities within the meaning of the STA;

(iii)	Equity Interests — The Grantor shall not acquire any interest in, or title to, any uncertificated security or any share, participation or other interest of or in any Issuer, or in property or an enterprise of any Issuer, that is not a security within the meaning of the STA (each an “Equity Interest”) without, prior to obtaining or acquiring such Equity Interest, receiving from the Administrative Agent confirmation that all agreements, instruments, documents and things have been provided, and all acts and things have been done, that are determined by the Administrative Agent to be necessary or desirable to ensure that the Administrative Agent has and will continue to have a valid and perfected first priority Lien in such Equity Interest securing the Secured Obligations;

(iv)	No Transfer — It shall not sell, dispose of assign, convey or otherwise transfer any of the Pledged Property, or any rights thereunder other than pursuant to the Credit Documents; and

(v)	No Granting of Control — It shall not:

(A)	deliver any Pledged Property that constitutes uncertificated Securities to any Person other than the Administrative Agent; or

(B)	consent to any agreement whereby any Issuer agrees to comply with instructions that are originated by any Person other than the Administrative Agent in respect of any Pledged Property held by the Grantor that constitutes uncertificated Securities.

ARTICLE 5

RIGHT TO DEAL

5.1	Rights before Default

Until the occurrence of an Event of Default which is continuing and subject to the terms of this Agreement, the Grantor is entitled to deal with the Pledged Property in the ordinary course of business, provided that no such action shall be taken by the Grantor or permitted by the Grantor to be taken by another party which would impair the effectiveness of the Security Interests or the value of the Pledged Property or which would be inconsistent with or violate the provisions of this Agreement, any other Credit Document or any Control Agreement. Upon the occurrence of an Event of Default which is continuing, the Grantor shall and shall be deemed to hold all Proceeds in trust, separate and apart from other money, instruments, investment property or property, for the benefit of the Administrative Agent. Notwithstanding, the principal amount of the Pledged Property can increase in accordance with the terms of the Subordination Agreement.

5.2	Investment Property

(a)	Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to exercise all voting rights in respect of the Pledged Property and to give consents, waivers, directions, notices and ratifications and take other action in respect thereof, provided, however, that no votes shall be cast or consent, waiver, direction, notice or ratification given or action taken which would:

(i)	be prejudicial to the Security Interest;

(ii)	impair or reduce the value of in any material respect or restrict the transferability of the Pledged Securities; or

(iii)	be inconsistent with or violate any provisions of this Agreement or any other Credit Document or any other agreement.

(b)	Until the occurrence of an Event of Default which is continuing, if any of the Pledged Securities held by the Grantor are registered in the Administrative Agent’s, its agent’s or nominee’s name, the Administrative Agent, on the Grantor’s written request, shall execute and deliver or cause its agent or nominee to execute and deliver to the Grantor suitable proxies, voting powers or powers of attorney in favour of the Grantor or its nominee or nominees for voting or taking any other action the Grantor is permitted to take in respect of such Pledged Securities.

5.3	Dividends and Distributions

Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to receive and deal with (except as restricted by this Agreement, any other Credit Document, any other written agreement between the Administrative Agent and the Grantor, or any Control Agreement) any interest and regular cash dividends and other distributions at any time payable on or with respect to the Pledged Property held by the Grantor, and the Administrative Agent shall immediately deliver to the Grantor the interest or regular cash dividends received by the Administrative Agent.

5.4	Rights and Duties of the Administrative Agent

Upon the occurrence of an Event of Default which is continuing, all of the Grantor’s rights pursuant to Sections 5.1, 5.2 and 5.3 shall cease and the Administrative Agent may enforce the Grantor’s rights with respect to the Pledged Property held by the Grantor. Upon the occurrence of an Event of Default which is continuing, the Grantor shall and shall be deemed to hold all Pledged Property not under the control of the Administrative Agent in trust, separate and apart from other property and assets of the Grantor, for the benefit of the Administrative Agent, and shall forthwith transfer control of such Pledged Property to the Administrative Agent, or its nominee or agent, as the Administrative Agent may direct. The Administrative Agent and its nominee shall not have any duty of care with respect to the Pledged Property other than to use the same care in the custody and preservation of the Pledged Property as it would with its own property. The Administrative Agent or its nominee may take no steps to defend or preserve the

Grantor’s rights against the claims or demands of others. The Administrative Agent or its nominee, however, shall use its reasonable best efforts to give the Grantor notice of any claim or demand of which it becomes aware to permit the Grantor to have a reasonable opportunity to defend or contest the claim or demand.

ARTICLE 6

REMEDIES

6.1	Administrative Agent’s Rights and Remedies

If any Event of Default shall occur and be continuing, the Administrative Agent may, in its discretion and in accordance with the Credit Agreement, proceed to enforce payment and performance of all or any part of the Secured Obligations and to exercise any or all of the rights and remedies contained in this Agreement and the Credit Agreement, or otherwise afforded by applicable Law, in equity or otherwise. The Administrative Agent shall have the right to enforce one or more remedies successively or concurrently in accordance with applicable Law and the Administrative Agent expressly retains all rights and remedies not inconsistent with the provisions in this Agreement including all the rights it may have under the PPSA. Without limitation, the Administrative Agent may, upon the occurrence of an Event of Default which is continuing and to the extent permitted by applicable Law:

(a)	Appointment of Receiver — Appoint by instrument in writing a receiver (which term shall include a receiver and manager or agent) of the Grantor and of all or any part of the Pledged Property and remove or replace such receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a receiver. Any such receiver appointed by the Administrative Agent, with respect to responsibility for its acts, shall, to the extent permitted by applicable Law, be deemed the agent of the Grantor and not of the Administrative Agent. Where the “Administrative Agent” is referred to in this Article 6 the reference includes, where the context permits, any receiver so appointed and the officers, employees, servants or agents of such receiver;

(b)	Retain the Pledged Property — Retain and administer the Pledged Property in the Administrative Agent’s sole and unfettered discretion, which discretion the Grantor acknowledges is commercially reasonable;

(c)	Dispose of the Pledged Property — Dispose of any of the Pledged Property by public auction, private tender or private contract with or without notice, advertising or any other formality, all of which are waived by the Grantor to the extent permitted by applicable Law. The Administrative Agent may, to the extent permitted by applicable Law, at its discretion, establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions shall be credited against the Secured Obligations only as they are actually received. The Administrative Agent may, to the extent permitted by applicable Law, enter into, rescind or vary any contract for the disposition of any Pledged Property and may dispose of any Pledged Property again without being answerable for any related loss. Any such disposition may take place whether or not the Administrative Agent has taken possession of the Pledged Property;

(d)	Investment Property —

(i)	Exercise of Rights — Direct, by written notice to the Grantor and to an officer of the issuer of the Pledged Property or to any securities intermediary or futures intermediary in respect of the Pledged Property, as may be applicable, that all or part of the rights of the Grantor in the Pledged Securities, including, as applicable, the right to vote, give consents, entitlement orders, instructions, directions, waivers or ratifications and take other actions and receive interest or regular cash dividends, payments or other distributions shall cease, and upon such election all such rights shall become vested in the Administrative Agent or as it may direct;

(ii)	Rights as Owners — Exercise any or all of the rights and privileges attaching to the Pledged Property and deal with the Pledged Property as if the Administrative Agent were the absolute owner of the Pledged Property (including the right to exchange at its discretion, any and all of the investment property upon the issuer’s amalgamation, merger, consolidation, reorganization, recapitalization, restructuring or other readjustment or upon the issuer’s exercise of any right, privilege or option pertaining to any of the Pledged Securities and to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar, securities intermediary, futures intermediary, clearing agency or other designated agency upon such terms and conditions as it may determine) and collect, draw upon, receive, appropriate and sell all or any part of the Pledged Property, as applicable; and

(iii)	Application to Debt — Apply any dividends, interest, distributions and other payments payable to the Administrative Agent in respect of the Pledged Property to the Secured Obligations, in any manner as the Administrative Agent, in its absolute discretion, shall deem appropriate;

(e)	Bankruptcy Claims — File proofs of claims or other documents as may be necessary or desirable to have its claim lodged in any bankruptcy, winding-up, liquidation, arrangement, dissolution or other proceedings (voluntary or otherwise) relating to the Grantor;

(f)	Enforcing Third Party Obligations — In the Grantor’s name, perform, at the Grantor’s expense, any and all of the Grantor’s obligations or covenants relating to the Pledged Property and enforce performance by any other parties of their obligations in relation to the Pledged Property and settle any disputes with other parties upon terms that the Administrative Agent deems appropriate, in its absolute discretion;

(g)	Payment of Deficiency — If the proceeds of realization are insufficient to pay all monetary Secured Obligations, the Grantor shall forthwith pay or cause to be paid to the Administrative Agent any deficiency and the Administrative Agent may sue the Grantor to collect the amount of such deficiency; and

(h)	Dealing with Pledged Property — Subject to applicable Law, seize, collect, realize, borrow money on the security of, release to third parties, sell (by way of public or private sale), lease or otherwise deal with the Pledged Property in such manner, upon such terms and conditions, at such time or times and place or places and for such consideration as may seem to the Administrative Agent advisable and without notice to the Grantor. The Administrative Agent may charge on its own behalf and pay to others sums for expenses incurred and for services rendered (expressly including legal, consulting, broker, management, receivership and accounting fees) in or in connection with seizing, collecting, realizing, borrowing on the security of, selling or obtaining payment of the Pledged Property and may add all such sums to the Secured Obligations.

6.2	Allocation of proceeds

All monies collected or received by the Administrative Agent in respect of the Pledged Property shall be applied by the Administrative Agent in accordance with this Agreement and the Credit Agreement.

6.3	Waivers and Extensions

Subject to the terms of the Credit Agreement, the Administrative Agent may waive default or any breach by the Grantor of any of the provisions contained in this Agreement pursuant to the Credit Agreement. No waiver shall extend to a subsequent breach or default, whether or not the same as or similar to the breach or default waived and no act or omission of the Administrative Agent shall extend to or be taken in any manner whatsoever to affect any subsequent breach or default of the Grantor or the rights of the Administrative Agent resulting therefrom. Any such waiver must be in writing and signed by the Administrative Agent as required pursuant to the terms of the Credit Agreement to be effective.

Subject to the terms of the Credit Agreement, the Administrative Agent may also grant extensions of time, forbearance, indulgences or other accommodations, take and give up Securities, accept compositions, grant releases and discharges, release the Pledged Property to third parties and otherwise deal with the Grantor’s guarantors or sureties and others and with the Pledged Property and other Securities (collectively, the “Waivers”) as the Administrative Agent may see fit without prejudice to the liability of the Grantor to the Secured Creditors, or the Administrative Agent’s rights, remedies and powers under this Agreement. No extensions of any Waiver now, heretofore or hereafter given by the Administrative Agent to the Grantor shall operate as a waiver, alteration or amendment of the rights of the Administrative Agent or otherwise preclude the Administrative Agent from enforcing such rights.

6.4	Remedies Cumulative and Waivers

For greater certainty, it is expressly understood and agreed that the rights and remedies of the Administrative Agent under this Agreement are cumulative and are in addition to and not in substitution for any rights or remedies provided by applicable Law or equity; and any single or partial exercise by the Administrative Agent of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement shall not be deemed to be a waiver of, or to alter, affect or prejudice, any other right or remedy to which the Administrative Agent may be lawfully entitled for such default or breach. Any waiver by the Administrative Agent of the strict observance, performance or compliance with any term, covenant, condition or other matter contained in this Agreement and any indulgence granted, either expressly or by course of conduct by the Administrative Agent shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any right or remedy of the Administrative Agent under this Agreement as a result of any other default or breach under this Agreement.

6.5	Effect of Possession or Receiver

Upon the occurrence of an Event of Default which is continuing, all powers, functions, rights and privileges of the Grantor and the directors and officers of the Grantor with respect to the Pledged Property shall cease, unless specifically continued by the written consent of the Administrative Agent or the receiver. Where the “Administrative Agent” is referred to in this Article 6 the reference includes, where the context permits, any receiver so appointed and the officers, employees, servants or agents of such receiver.

6.6	Sale of Pledged Property

The Administrative Agent shall give to the Grantor notice of any sale pursuant to Section 6.1. Any sale pursuant to this Section 6.6 may be made, whether commercially reasonable or not, with or without any special condition as to the upset price, reserve bid, title or evidence of title or other matter and may be made from time to time as the Administrative Agent in its sole discretion deems fit, with power to vary or rescind any sale or buy in at any public sale and resell without being answerable for any loss. The Administrative Agent may sell the Pledged Property for a consideration payable by installments either with or without taking security for the payment of the installments and may make and deliver to any purchaser good and sufficient conveyances of the Pledged Property and give receipts for the purchase money, and the sale shall be a perpetual bar, both at law and in equity, against the Grantor and all those claiming an interest by, from, through or under the Grantor. If there is a sale pursuant to this Section 6.6, the Grantor agrees to provide all information, certificates and consents required under applicable securities laws or under the rules, by-laws or policies of the exchanges on which any of the Pledged Property may be listed and posted for trading to permit the sale of the Pledged Property in compliance with applicable Laws, rules, by-laws or policies.

Without limiting the generality of Section 6.1, the Grantor acknowledges that when disposing of any of the Pledged Property, the Administrative Agent may be unable to effect a public sale of any or all of the Pledged Property, or to sell any or all of the Pledged Property as a control block sale at more than a stated premium to the “market price” of any Securities forming part of the

Pledged Property, by reason of certain provisions contained in the Securities Act (Ontario) and applicable securities laws of other jurisdictions but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Property as principal and to comply with any other resale restrictions provided for in the Securities Act (Ontario) and other applicable securities laws. The Grantor acknowledges and agrees that any private sale may result in prices and other terms less favourable to the seller than if the sale were a public sale or a control block sale and, notwithstanding such circumstances, agrees that any private sale shall not be deemed to have been made in a commercially unreasonable manner solely by reason of its being a private sale. The Administrative Agent shall be under no obligation to: (i) delay a sale of any of the Pledged Property for the period of time necessary to permit the issuer of the Pledged Property to qualify the Pledged Property for public sale under the Securities Act (Ontario) or under applicable securities laws of other jurisdictions even if the issuer would agree to do so, or (ii) permit a prospective purchaser to make a formal offer to all or substantially all holders of any class of Securities forming any part of the Pledged Property.

In addition, since United States federal and state securities laws may impose certain restrictions on the method by which a sale of the Pledged Property may be effected, the Grantor agrees that the Administrative Agent may attempt to sell in the United States all or any part of the Pledged Property by a private placement. In so doing, the Administrative Agent may solicit offers to buy all or any part of the Pledged Property for cash, from a limited number of investors deemed by the Administrative Agent, in its sole discretion, to be responsible parties who might be interested in purchasing the Pledged Property. If the Administrative Agent shall solicit offers from not less than five investors, then the acceptance by the Administrative Agent of the highest offer obtained shall be deemed to be a commercially reasonable method of disposition of the Pledged Property.

6.7	Limitation of Liability

The Administrative Agent shall not be liable or accountable:

(a)	by reason of taking possession of all or any of the Pledged Property, to account as mortgagee in possession or for anything except actual receipts, or for any loss on realization or any act or omission for which a Secured Creditor in possession might be liable, except where any failure to do so is as a result of gross negligence or wilful misconduct of the Administrative Agent; or

(b)	for any failure to (i) exercise or exhaust any of its rights and remedies, (ii) take possession of, seize, collect, realize, sell, lease or otherwise dispose of or obtain payment for the Pledged Property, or (iii) protect the Pledged Property from depreciating in value or becoming worthless, absent gross negligence or wilful misconduct, and shall not, in each case, be bound to institute proceedings for such purposes or for the purpose of preserving any rights, remedies or powers of the Administrative Agent, the Grantor or any other Person in respect of same; except where any failure to do so is as a result of gross negligence or wilful misconduct of the Administrative Agent.

The Administrative Agent shall not by virtue of this Agreement be deemed to be a mortgagee in possession of the Pledged Property. The Grantor releases and discharges the Administrative Agent and the receiver from every claim of every nature, whether sounding in damages or not, which may arise or be caused to the Grantor or any Person claiming through or under the Grantor by reason or as a result of anything done or not done by the Administrative Agent or any successor or assign claiming through or under the Administrative Agent or the receiver under the provisions of this Agreement unless such claim be the result of dishonesty, wilful misconduct or gross negligence.

ARTICLE 7

POWER OF ATTORNEY

7.1	Grant

The Grantor hereby irrevocably constitutes and appoints the Administrative Agent (and any officer of the Administrative Agent) the true and lawful attorney of the Grantor with effect only while an Event of Default is continuing. As the attorney of the Grantor, the Administrative Agent has the power, upon the occurrence and during the continuance of an Event of Default (but not prior to such occurrence and continuance of an Event of Default), to exercise for and in the name of the Grantor with full power of substitution any of the Grantor’s right (including the right of disposal), title and interest in and to the Pledged Property including the execution, endorsement, delivery and transfer of the Pledged Property to the Administrative Agent, its nominees or transferees, and the Administrative Agent and its nominees or transferees are hereby empowered to exercise all rights and powers and to perform all acts of ownership with respect to the Pledged Property to the same extent as the Grantor might do. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the bankruptcy, dissolution, winding up or insolvency of the Grantor. This power of attorney extends to and is binding upon the Grantor’s successors and permitted assigns. The Grantor authorizes the Administrative Agent to delegate in writing to any receiver appointed by the Administrative Agent (and to one or more officers, directors and employees of such receiver) any power and authority of the Administrative Agent under this power of attorney as may be necessary or desirable in the opinion of the Administrative Agent, and to revoke or suspend such delegation.

ARTICLE 8

GENERAL

8.1	Expenses

The Grantor shall pay all reasonable expenses, disbursements and advances (including the reasonable fees and disbursements of legal counsel and all other advisors, agents and assistants) incurred by the Administrative Agent and the Secured Creditors in connection with the negotiation, preparation and execution of this Agreement and the perfection, protection of and enforcement under this Agreement, advice with respect to this Agreement, and those arising in connection with the delivery, control, realization, disposition, retention, protection or collection of any Pledged Property and the protection or enforcement of the rights, remedies and powers of the Administrative Agent, the Secured Creditors or any receiver and those incurred for perpetual registration of any financing statement registered in connection with the Security Interests. All amounts for which the Grantor is required under this Agreement to reimburse the Administrative Agent, the Secured Creditors or any receiver shall (a) if funded by a Secured Creditor, bear interest from time to time at the rate of interest per annum equal to the highest rate of interest applicable to any other Secured Obligations owed to such Secured Creditor and denominated in the same currency, from the date incurred, made or borrowed until paid in full, and (b) if funded by the Administrative Agent, bear interest from time to time at a rate per annum equal to the then current rate of interest charged by the Administrative Agent to its corporate clients from 30 days after the issuance of the invoice from the Administrative Agent to the Grantor until paid in full.

8.2	Demand Obligations

The fact that this Agreement provides for events of default and rights of acceleration shall not derogate from the nature of any Secured Obligation which is payable on demand.

8.3	Notices

Any notice, consent or approval required or permitted to be given in connection with this Agreement shall be in writing and shall be sufficiently given if delivered pursuant to the Credit Agreement.

8.4	Continuing Security

The Security Interest is not in substitution for any other security for the Secured Obligations or for any other agreement between the parties creating a security interest in all or part of the Pledged Property, whether made before or after this Agreement, and such security and such agreements shall be deemed to be continuing and not affected by this Agreement unless the Administrative Agent and the Grantor expressly provide to the contrary in writing.

8.5	Amendment

No amendment, supplement, modification or waiver or termination of this Agreement and, unless otherwise specified, no consent or approval by any party, shall be binding unless executed in writing by the Grantor and the Administrative Agent.

8.6	Assignment and Enurement

This Agreement may be assigned by the Administrative Agent to a successor as permitted under the Credit Agreement and any such assignee shall be entitled to exercise any and all discretions, powers and rights of the Administrative Agent under this Agreement. The Grantor may not assign this Agreement or any of its rights or obligations under this Agreement. All of the Administrative Agent’s rights under this Agreement shall enure to the benefit of its successors and assigns and all of the Grantor’s obligations under this Agreement shall bind the Grantor and its successors and assigns.

8.7	Further Assurances

The Grantor shall at all times do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and shall provide such further documents or instruments required by the Administrative Agent as may be reasonably necessary or desirable (i) to effect the purpose of this Agreement and carry out its provisions, and (ii) for improving the granting, transferring, assigning, charging, setting over, assuring, confirming or perfecting the Security Interest and the priority accorded to them by applicable Law or under this Agreement.

8.8	Filings

The Grantor covenants and agrees with the Administrative Agent that to the extent possible prior to, and otherwise immediately after, the execution of this Agreement it shall register, file or record, or cause to be registered, filed or recorded, this Agreement in all registry offices in all registration divisions where such registration, filing or recording is necessary or of advantage in relation to the creation, perfection, preservation, enforcement or priority of the Liens granted or created thereby as determined by counsel or the Administrative Agent. The Grantor shall cause, at the Grantor’s expense, this Agreement to be registered, filed, recorded and renewed in all offices in all jurisdictions where such registration, filing or recording is necessary or desirable for the creation, enforceability, perfection, priority, preservation and maintenance of this Agreement or as the Administrative Agent may from time to time reasonably require. The Grantor agrees that it shall pay, or indemnify the Administrative Agent and the Secured Creditors against, any and all stamp duties, registration, filing and recordation fees and similar taxes or charges which may be payable or determined to be payable by the Administrative Agent or the Secured Creditors in connection with the execution, delivery, performance, registration or enforcement of this Agreement or any action taken under or transaction contemplated by this Agreement. The Administrative Agent is, however, authorized, at its option, but shall have no obligation, to make such registrations, filings or recordings or such re-registrations, re-filings or re-recordings against the Grantor as it may deem necessary or appropriate to perfect, maintain or protect the Security Interest created under this Agreement.

8.9	Execution and Delivery

This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or other electronic means and all such counterparts, facsimiles or other electronic means shall together constitute one and the same agreement. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

The Grantor acknowledges receiving a copy of this Agreement, and further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

8.10	Security Interests Effective Immediately

Neither the execution of, nor any filing with respect to, this Agreement shall obligate any Secured Creditor to make any advance or loan or further advance, or bind any Secured Creditor to grant or extend any credit to the Grantor, but the Security Interests shall take effect forthwith upon the execution of this Agreement by the Grantor.

8.11	Reasonableness

To the fullest extent permitted by Law, the Grantor acknowledges that the provisions of this Agreement and, in particular, those respecting rights, remedies and powers of the Secured Creditors and any receiver against the Grantor and any Pledged Property upon the occurrence of an Event of Default, are not manifestly unreasonable.

8.12	Attornment

Each of the parties irrevocably submits to the non-exclusive jurisdiction of any court in the Province of Ontario for the purposes of any legal or equitable suit, action or proceeding in connection with this Agreement.

8.13	Administrative Agent

The Administrative Agent shall have all of the rights, benefits, immunities, privileges and indemnities set forth in the Credit Agreement, all of which are incorporated by reference herein mutatis mutandis. All of the provisions incorporated herein pursuant to this Section 8.13 and stated to survive the termination of the Credit Agreement and repayment of the Secured Obligations shall survive the termination of the Credit Agreement and repayment of the Secured Obligations and remain incorporated herein.

Without limiting the generality of the foregoing, the Grantor and the Issuers each confirm and agree that any subordination provisions contained in any documents evidencing any subordinated indebtedness which constitutes Pledged Indebtedness shall be for the benefit of the Administrative Agent and that the Administrative Agent may enforce such provisions as if it was a party to such documents.

8.14	Security Document

This document is a Credit Document as such term is defined in the Credit Agreement.

[signature pages follow]

IN WITNESS OF WHICH the Grantor and the Administrative Agent have duly executed this Agreement as of the date first written above.

ENTERTAINMENT PROPERTIES TRUST, as Grantor

By:	/s/ Mike Hirons
Name: Mike Hirons Title: Vice President Finance

ROYAL BANK OF CANADA, as Administrative Agent

By:	/s/ Susan Khokher
Name: Susan Khokher Title: Manager, Agency

By:
Name: Title:

Acknowledged and agreed to:

EPR METROPOLIS TRUST

By:	/s/ Mike Hirons
Name: Mike Hirons Title: Signatory Trustee

I have authority to bind the Trust. YONGEDUNDAS SIGNAGE TRUST

By:	/s/ Mike Hirons
Name: Mike Hirons Title: Signatory Trustee

I have authority to bind the Trust.

SCHEDULE 1.1

ISSUERS

Issuer	Jurisdiction	Registered and head office
EPR Metropolis Trust	Delaware	Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001 U.S.A.

YongeDundas Signage Trust	Delaware	Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-0001 U.S.A.

SCHEDULE 1.2

PLEDGED INDEBTEDNESS

1. Amended and Restated Subordinated Promissory Note No. 1 of EPR Metropolis Trust dated March 4, 2010 in favour of Entertainment Properties Trust with an initial maturity date of March 4, 2015 and an extended maturity date of March 4, 2020.

2. Subordinated Promissory Note No. 1 of YongeDundas Signage Trust dated March 4, 2010 in favour of Entertainment Properties Trust with an initial maturity date of March 4, 2015 and an extended maturity date of March 4, 2020.

SCHEDULE 4.1(C)

PLEDGED SECURITIES

Grantor	Issuer	Percentage of Economic Interest
Entertainment Properties Trust	EPR Metropolis Trust	100%
Entertainment Properties Trust	YongeDundas Signage Trust	100%